EXHIBIT 5.5

Perkins Coie LLP

251 E. Front St., Suite 400

Boise, Idaho 83702-7310

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

File No. 333-111710

Ladies and Gentlemen:

We have acted as special Idaho counsel to Snake River Chemicals, Inc., an Idaho corporation (the “Idaho Subsidiary”), which is a subsidiary of United Agri Products, Inc., a Delaware corporation (the “Issuer”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, together with the amendments thereto filed through the date hereof, being referred to as the “Registration Statement”), by the Issuer and the guarantors listed therein (the “Guarantors”), including the Idaho Subsidiary. The Registration Statement relates to the Issuer’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Issuer’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act (the “Exchange Notes”), which Exchange Notes will be guaranteed pursuant to guarantees (the “Guarantees”) by each of the Guarantors, for a like principal amount of the Issuer’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed pursuant to guarantees by each of the Guarantors (the “Old Guarantees”). We understand that: (a) the Old Notes and Old Guarantees were privately issued under an Indenture dated as of December 16, 2003 (the “Indenture”), among the Issuer, the Guarantors and JPMorgan Chase Bank, as Trustee; (b) the Exchange Notes and Guarantees will be substantially similar to the Old Notes and Old Guarantees, respectively; and (c) the Exchange Notes and Guarantees will be issued under the Indenture.

We are rendering this opinion at the request of the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel to the Issuer.

A.	Documents and Matters Examined

We have not been and are not now lawyers for the Idaho Subsidiary, nor have we been involved in the drafting or negotiation of the Documents (as hereinafter defined) or in any due diligence investigation of any entity involved in the transactions contemplated by the Documents. We have been engaged solely for the purpose of rendering the opinions in this opinion letter and, in connection therewith, have reviewed only the following:

1.        the Registration Statement;

2.        a copy of the Indenture and the Guarantee of the Idaho Subsidiary included therein;

3.        a copy of the Registration Rights Agreement dated as of December 16, 2003, among the Issuer, the Guarantors and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., as Initial Purchasers;

4.        the articles of incorporation of the Idaho Subsidiary, as certified by the Idaho Secretary of State;

5.        the bylaws of the Idaho Subsidiary, as certified by the Secretary of the Idaho Subsidiary;

6.        a copy of the executed Unanimous Written Consent of the Directors of the Idaho Subsidiary, dated as of December 11, 2003, relating to the Indenture and the Guarantee of the Idaho Subsidiary included therein and other transactions contemplated by the Registration Statement;

7.        a Secretary’s Certificate of the Idaho Subsidiary, dated January 31, 2005; and

8.        a certificate of the Idaho Secretary of State, dated January 5, 2005, to the effect that the Idaho Subsidiary is duly incorporated and existing under the laws of the State of Idaho, and is in good standing and duly authorized to transact business in the State of Idaho.

The documents listed in Items 1 through 8 above are herein collectively referred to as the “Documents.” Our opinions are based solely upon a review of the Documents and, with your consent, we have reviewed no other documents, records, certificates or other instruments as a basis for the opinions expressed herein, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of the Documents.

As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without investigation, relied upon the statements, certificates and representations of officers, employees and other representatives of the Idaho Subsidiary, including, but not limited to, the representations in the Indenture and the Guarantees included therein.

B.	Assumptions

For purposes of our opinion, we have relied, without investigation, upon the following assumptions:

1.        All natural persons who are involved on behalf of the Idaho Subsidiary have sufficient legal capacity to enter into and perform the transactions contemplated by the Documents or to carry out their role in such transactions.

2         Each document submitted to us for review is accurate and complete and each document that is an original is authentic.

3.        Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

4.        Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

C.	Opinions

Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

1.        The Idaho Subsidiary is a corporation incorporated, existing and in good standing under the laws of the State of Idaho, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee of the Idaho Subsidiary included therein.

2.        The issuance of the Guarantee of the Idaho Subsidiary has been duly authorized by all necessary corporate action on the part of the Idaho Subsidiary.

3.        The execution and delivery by the Idaho Subsidiary of the Indenture and of its Guarantee included therein, and the performance by the Idaho Subsidiary of its obligations under the Indenture and such Guarantee, do not violate the Idaho Subsidiary’s articles of incorporation or bylaws.

D.	Qualifications

The opinions set forth herein are subject to the following qualifications:

1.        We express no opinion as to the legality, validity or enforceability of the Documents.

2.        Our opinion in Item C.1. above as to the incorporation, existence and good standing of the Idaho Subsidiary is based solely on the Document identified in Items A.4 and A.8. above.

This opinion is limited in all respects to the laws of the State of Idaho as now in effect. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States. Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

/S/    PERKINS COIE LLP